SHARE EXCHANGE AGREEMENT

     THIS "AGREEMENT", deemed to be made and entered into this 12th day of July, 2002, constitutes the full agreement between the parties with respect to the share exchange between said parties that it is intended to memorialize; to-wit:

                                    PARTIES:

The  parties hereto are as follows:

1. QUANTUM TECHNOLOGY GROUP, INC., hereinafter referred to as "Quantum", is a corporation organized and existing under the laws of the State of Idaho, with principal offices located at 376 East 11th St., Idaho Falls, Idaho 83404.

2. THE SHAREHOLDERS OF QUANTUM, collectively owning of record and beneficially the 1,000,000 issued and outstanding shares of the capital stock of Quantum, whose individual names, addresses, their share holdings in Quantum and the share holdings in Silver Butte Mining Company that they are to receive appear in Exhibit "A" annexed to this Agreement, hereinafter referred to as the "Quantum Shareholders."

3. SILVER BUTTE MINING COMPANY, hereinafter referred to as "Silver Butte" is a corporation organized and existing under the laws of the State of Idaho, whose registered office is located at 520 Cedar Street, Sandpoint, Idaho 82864.

                               TERMS OF AGREEMENT:

1.   Description of the Transaction.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1(c)), a share exchange shall occur whereby the Quantum Shareholders shall exchange their shares of the common stock of Quantum for common shares of Silver Butte, (the "Exchange"). The exchange of shares shall be the only consideration in the Exchange; no boot shall be paid to any party.

     (b) The Exchange shall have the effects set forth in this Agreement and in the applicable provisions of the Idaho Business Corporation Act ("Idaho Law").

     (c) The consummation of the transaction contemplated by this Agreement (the "Closing") shall take place at The City Forum, 218 Cedar St., Sandpoint, Idaho, on or before August 30, 2002, or at such other time and/or place as the parties may agree (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, properly executed articles of merger (the "Articles of Merger"), conforming to the requirements of Idaho Law, shall be filed with the Secretary of State of the State of Idaho, if applicable. The Exchange shall become effective at the time such Articles of Merger are filed with and accepted by the Secretary of State of the State of Idaho (the "Effective Time").

     (d) The stock of Quantum shall be converted into stock of Silver Butte as follows:

          (1) Subject to Sections 1(f)(3) and (g), at the Effective Time, by virtue of the Exchange and without any further action on the part of the parties, each share of common stock of Quantum issued and outstanding immediately prior to the Effective Time (the "Quantum Shares") shall be converted into the right to receive fifty (50) shares of common stock of Silver Butte (the "Silver Butte Stock"). The Silver Butte Stock to be received by the Quantum Shareholders is set forth on Exhibit "A" .

          If, between the date of this Agreement and the Closing Date, the Quantum Shares or the Silver Butte Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the Silver Butte Stock to be received by the Quantum Shareholders shall be appropriately adjusted.

          (2) If any Quantum Shares outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Quantum, then the shares of Silver Butte Stock issued in exchange for such Quantum Shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Silver Butte Stock may be accordingly marked with appropriate legends.

     (e) At the Effective Time, holders of certificates representing Quantum Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Quantum, and the stock transfer books of Quantum shall be closed with respect to all Quantum Shares outstanding immediately prior to the Effective Time. No further transfer of any Quantum Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such capital stock of Quantum (an "Quantum Stock Certificate") is presented to Silver Butte, such Quantum Stock Certificate shall be canceled and shall be exchanged as provided in Section 1(f).

          (f) (1) At or as soon as practicable after the Effective Time, Silver Butte will send to each holder of a Quantum Stock Certificate a letter of transmittal and instructions for use in customary form and containing such provisions as may reasonably be required for use in effecting the surrender of such Quantum Stock Certificate for payment therefor and conversion thereof. Upon surrender of a Quantum Stock Certificate to Silver Butte for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Silver Butte, the holder of such Quantum Stock Certificate shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Silver Butte Stock that such holder has the right to receive pursuant to the provisions of this Section 1 and the Quantum Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
     Section 1(f), each Quantum Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Silver Butte Stock as contemplated by this Section 1. If any Quantum Stock Certificate shall have been lost, stolen or destroyed, Silver Butte may, in its discretion and as a condition precedent to the issuance of any certificates representing Silver Butte Stock, require the owner of such lost, stolen or destroyed Quantum Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Silver Butte may reasonably direct) as indemnity.

          (2) No dividends or other distributions declared or made with respect to Silver Butte Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Quantum Stock Certificate with respect to the shares of Quantum Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Quantum Stock Certificate in accordance with this Section 1(f) (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (3) No fractional shares of Silver Butte Stock shall be issued in connection with the Exchange. In lieu of such fractional shares, any holder of capital stock of Quantum who would otherwise be entitled to receive a fraction of a share of Silver Butte Stock shall, upon surrender of such holder's Quantum Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of one share of Silver Butte Stock as reported by the applicable reporting system on the Closing Date.

          (4) Silver Butte shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Quantum pursuant to this Agreement such amounts as Silver Butte may be required to deduct or withhold therefrom under the Internal Revenue Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) Notwithstanding anything in this Agreement to the contrary, shares of capital stock of Quantum that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such shares in favor of the Exchange and who have delivered a written notice of their intent to demand payment for such shares in the manner provided under Idaho Law ("Dissenting Shares") shall not be canceled and converted in accordance with
Section 1(d) unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment under Idaho Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost such right, such holder's capital stock of Quantum shall thereupon be deemed to have been canceled and converted as described in Section 1(d) at the Effective Time, and each such share shall represent solely the right to receive the Exchange consideration described in Section 1(d). From and after the Effective Time, no stockholder of Quantum who has demanded appraisal rights as provided under Idaho Law shall be entitled to vote such holder's shares of Silver Butte Stock or Quantum Shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to stockholders of record of Quantum at a date which is prior to the Effective Time).

     (h) For federal income tax purposes, the Exchange is intended to constitute a Type "B" reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     (i) For accounting purposes, the Exchange is intended to be treated as a "purchase."

     (j) If, at any time after the Effective Time, any further action is determined by Silver Butte to be necessary or desirable to carry out the purposes of this Agreement or to vest Silver Butte with full right, title and possession of and to all rights and property of Quantum, the officers and directors of Silver Butte shall be fully authorized (in the name of Quantum and otherwise) to take such action.

     2. Execution Of Agreement Subject To Conditions Precedent To Closing. The Parties hereto have executed this Agreement as their respective agreement as to the terms and conditions of the transaction. The execution hereof is expressly subject to the following conditions precedent, the performance of all of which shall constitute the Closing, at which time Silver Butte shall deliver by letter: (i) irrevocable instructions to its Stock Transfer Company to issue the allotted number of shares of Silver Butte stock to the Quantum Shareholders upon the tender of appropriate stock certificates of the Quantum Shareholders representing the shares they own in Quantum, and (ii) the share certificates of the Quantum Shareholders which shall be tendered thereby. The anticipated Closing Date has been agreed by the parties to be August 30, 2002, but if the parties conclude that it cannot be successfully closed by such date, they shall agree to an extension of Closing of no more than thirty (30) additional days. Upon the timely completion of all conditions precedent set forth herein, the parties shall execute a closing certificate so stating and indicating that, all conditions precedent having been met, the transaction is deemed successfully closed, and reaffirming the representations and warranties made by such parties through the Closing Date. The closing certificate shall be binding upon each company and those shareholders of each company who are signatories to this agreement. The conditions precedent to closing are as follows:

     (a) The exclusive licensing of the Gator Communicator Model IV" hand-held field digital data mapping device for the United States of America, to Quantum by the authorized party;

     (b) Quantum and Silver Butte have completed their respective due diligence investigations, the results of which have been reasonably satisfactory to the respective parties;

     (c)  The  approval  of  the   transaction   as  described   herein  by  the
          shareholders of Quantum and of Silver Butte;

     (d) The approval of the transaction as described herein by the Boards of Directors of Quantum and Silver Butte;

     (e) Delivery of all duly endorsed Quantum stock certificates held by the Quantum Shareholders to counsel for Quantum, to be held in trust until the Closing date;

     (f) The completion, attachment and acceptance by Quantum and Silver Butte, respectively, of Exhibits "B" through "H" hereto;

     (g) The approval by the shareholders of Silver Butte to the amendment of it Articles of Incorporation or Bylaws or both and the taking of such action as is necessary to effect the following upon the closing of the transaction:

          (1) The Changing of its corporate name to Quantum Technology Group, Inc.;

          (2) The recapitalization of the corporation to authorize 150,000,000 shares of common stock at one-half cent ($0.005) par value;

          (3)  The specific abrogation of shareholder preemptive rights;

          (4)  The abrogation of cumulative voting of shares;

          (5) The abrogation of any requirement that a director must be a shareholder;

          (6)  The  abrogation  of  any  requirement   that  the  president  and
               vice-president must be directors; and

          (7) The resignation of the current directors with effect immediately upon closing and the election of Donald L. Delaney, Robert L. Delaney, Stephen A. Ellis, Thomas M. Harrison II, and Liem T. Nguyen as the directors of the corporation with effect immediately upon closing.

     (h) Satisfaction of all applicable requirements of the Securities Act of 1933 and any applicable state securities laws;

     (i) Delivery of legal opinions from counsel for Silver Butte and Quantum reasonably satisfactory to the parties;

     (j)  Absence of any material adverse effect on Silver Butte or Quantum;

     (k) The negotiation of an employment contract with Liem T. Nguyen whereby he agrees to serve as President of Silver Butte for at least three (3) years.

     (l) The execution of Consulting Agreements by the current directors of Silver Butte (Robert J. Evans, Donald L. Hess, Terry McConnaughey, Joseph Zinger and Wayne Hohman), wherein each shall agree to provide consulting services in return for the payment to each of them of 250,000 shares of free-trading stock of the corporation (via an S-8 program to be instituted as soon as is practicable after becoming listed on the OTC:BB), payable in equal monthly installments over the period of one year. Said agreements shall require the consultants to consult as needed at the request of the directors of Silver Butte, to assist, if necessary, with shareholder relations as it relates to now current shareholders of Silver Butte, and to attend, in person or via tele-conference, at least one meeting per calendar quarter with the directors of Silver Butte.

     Upon timely and acknowledged completion of the foregoing conditions precedent, the Stock Transfer Company, pursuant to instructions lodged with it by Silver Butte shall issue to each Quantum Shareholder, one or more stock certificates of Silver Butte representing, in the aggregate, the shares of Silver Butte to which each such shareholder is entitled.

     3. Acknowledgment of Restrictions on Shares Transferred to Quantum Shareholders. The parties hereto acknowledge that the shares being issued by Silver Butte to the Quantum Shareholders are subject to certain restrictions on their public sale promulgated by the United States Securities and Exchange Commission ("SEC") for a period of up to two years (or longer for affiliates). The shares issued in the Exchange will be issued under an exemption from registration with the SEC and will be restricted shares as that term is defined in the Act. Further, these shares cannot be sold or transferred unless the conditions of Rule 144 of the Securities Act of 1933, as amended (the "Act") are complied with. This involves certain limitations on the sale of the securities and certain reporting obligations to be met. A valid opinion of the seller's counsel will have to be presented to Silver Butte detailing compliance with the cited rules and an opinion that the shares are free trading in order to provide for removal of the restrictive legend. A legend will be affixed to each certificate as follows:

     The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless a compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to Rule 144 under the Securities Act of 1933.

NOTICE TO IDAHO RESIDENTS

     The shares are not being registered with the Idaho Department of Finance, any Idaho corporate agency, or any agency of any other state, and are being offered under an exemption from registration. For stock issuances subject to Idaho law, Silver Butte is relying on an exemption under Idaho Code Section 30-1435(1)(n) of Title 30, Chapter 14 of the Securities Act. The following notification shall apply:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE IDAHO SECURITIES ACT AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE IDAHO SECURITIES ACT.

     4.  Resignation  Of Board Of Officers  And  Directors  Of Silver  Butte And
Appointments. All of the parties hereto agree that it would be in the best interests of Silver Butte to accept the resignation of its current officers and directors, contemporaneously with the closing of the transaction. Silver Butte represents that its board of directors has already so voted and has entered a resolution that upon closing, the resignations of all of its officers and directors, which resignations have been tendered and are conditional upon the closing of this transaction, shall be accepted with immediate effect and that the last act of such directors prior to resignation shall be the appointment of Donald L. Delaney, Robert L. Delaney, Stephen A. Ellis, Thomas M. Harrison II, and Liem T. Nguyen as the new directors of Silver Butte, as authorized by the shareholders of Silver Butte. The parties agree that in consideration of their long and faithful service without appropriate remuneration and their resignations pursuant to this Agreement, each of the retiring directors shall receive 750,000 share of restricted stock of Silver Butte as soon after the effective date of their resignations as it can be instructed and arranged through the company's share transfer agent.

     5. No Prior Transfers by Quantum or Silver Butte. Quantum and Silver Butte covenant and agree that they have not caused or allowed, since the signing of the letter of intent between the parties on or about June 4, 2002, the transfer or encumbrance of any of their assets nor the incurring of additional debt, except in the ordinary course of Business or as disclosed in Exhibits "B" and "C", respectively, which shall be attached hereto prior to the Closing Time, nor shall they do so prior to Closing.

     6. Full Disclosure Of All Corporate Assets And Liabilities Of The Parties. The parties hereto covenant with each other, as a material element of the bargain, that they have fully disclosed the precise nature and extent of all of the corporate assets and liabilities of Quantum and Silver Butte, which are attached hereto as Exhibits "D" and "E", which shall be attached hereto prior to the Closing Time.

     7. Disclosure of Existing Shareholdings of The Parties. The names and share holdings of all of the current shareholders of Quantum have previously been disclosed to Silver Butte. Silver Butte has previously disclosed to Quantum the number of issued and outstanding shares of Silver Butte, but not the names of the current shareholders, as Silver Butte is a public company whose shareholders change virtually daily; Silver Butte further covenants that it has not issued any new shares since the execution of the Letter Of Intent and shall not issue any new shares prior to the Closing Time, except as expressly authorized herein.

     8. Indemnification And Hold Harmless Of Current Silver Butte Directors And Purchase Of Officers And Directors Liability Insurance. All of the parties hereto agree that Silver Butte shall hold harmless the resigning directors for any liability of the combined company resulting from acts or omissions occurring after such resignations and shall indemnify said resigning directors for any and all costs, including attorneys' fees, that may be incurred by them arising from any such claims. In addition, as soon as is practicable after obtaining sufficient financing so to do, the combined company shall obtain an officers' and directors' liability insurance policy which is standard for the industry and which insures both current and former directors from claims made after the effective date of said policy.

     9. Access To Books And Records. The parties agree that up to the closing of the intended transaction, all parties and their professional advisors shall, upon reasonable notice, have full access to the premises, property, books and files of the other corporate parties that may be reasonably required in connection with the transaction contemplated by this Share Exchange Agreement and such parties, officers and directors shall supply this information. Any information shall be treated on a confidential basis and shall not be disseminated to any third parties without the prior written consent of the other corporate parties.

     10. Representations and Warranties of Silver Butte as to Silver Butte. As a material inducement to enter into this Agreement and complete the transaction contemplated by this Agreement and acknowledging that Quantum and the Quantum Shareholders are entering into this Agreement in reliance upon the representations and warranties of Silver Butte set out in this Section 10, Silver Butte represents and warrants to Quantum and the Quantum Shareholders as follows with regard to Silver Butte:

     a. Incorporation and Power. Silver Butte is a corporation incorporated and validly existing under the laws of the State of Idaho. Silver Butte has sent to the appropriate authorities all annual returns and financial statements required to be sent under the laws of the jurisdiction of its incorporation. Silver Butte has the corporate power and authority and is qualified to own and dispose of its assets. No act or proceeding has been taken by or against Silver Butte in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Silver Butte.

     b. Due Authorization. Silver Butte has the corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of Silver Butte and the agreement will be offered for ratification by its shareholders at the meeting of shareholders required by the terms hereof to be held.

     c. Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of Silver Butte, enforceable against Silver Butte in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. Silver Butte is not an insolvent person and will not become an insolvent person as a result of the closing.

     d. Title to Assets. Silver Butte has good and marketable title to all of its assets, free and clear of any and all liens. The assets are sufficient to permit the continued operation of the business in substantially the same manner as conducted in the year ended on the date of this Agreement. Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favor of any person for the purchase from Silver Butte of the business or of any of the assets out of the ordinary course of business.

     e. Material Contracts. Silver Butte is not a party to any material contract except as set forth in Exhibit "F", which shall be attached hereto prior to the Closing Time.

     f. Consents and Approvals. All the consents and approvals necessary for Silver Butte to execute this Agreement and complete the contemplated transactions have been obtained, except that of its shareholders, from whom consent shall be sought before closing. Except for the consents and approvals, no consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit Silver Butte to carry on the business after the closing as the business is currently carried on by Silver Butte.

     g. Notices. No prior notice is required to be delivered to any person in connection with the execution and delivery of this Agreement and the completion of the transaction memorialized by this Agreement other than appropriate 8K filing and filing with the National Association of Securities Dealers.

     h. Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Silver Butte and the completion (with any required consents and approvals and notices) of the transaction memorialized by this Agreement do not and will not result in or constitute any of the following:

          12. Default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of Silver Butte or of any contract or license or permit;

          13. An event which, pursuant to the terms of any contract or license or permit, causes any right or interest of Silver Butte to come to an end or be amended in any way that is detrimental to Silver Butte or entitles any other person to terminate or amend any such right or interest;

          14.  The creation or imposition of any lien on any asset; or

          15. The violation of any applicable law applicable to or affecting Silver Butte.

     i. Litigation. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or threatened by or against Silver Butte or the transactions contemplated by this Agreement; and, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

     j. Financial Statements. The financial statements of Silver Butte filed with the United States Securities And Exchange Commission, and any additional financial statements provided for dissemination to any of the parties to this Agreement are true and accurate, to the best knowledge of Silver Butte and the Silver Butte Participating Shareholders, after due inquiry and investigation.

     k. Brokerage Fees. No brokerage fees are being paid or are obligated to be paid to any third party as a result of this transaction.

     l. Operating and Maintenance History. Silver Butte has provided to Quantum all existing data regarding the operating and maintenance history of Silver Butte for the immediately preceding three years.

     m. Compliance with Applicable Laws. To the best of its knowledge, Silver Butte has operated and is operating in compliance with applicable laws.

     n. Subsidiaries. Silver Butte has no subsidiaries.

     o. Environmental Compliance. To the best of the knowledge of Silver Butte, after due inquiry and investigation:

     1. Silver Butte is in compliance with all Environmental Laws. "Environmental Laws" shall mean federal or state laws or regulations relating to pollution, or the protection of human health or the environment, including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act (as amended by the Clean Water Act of 1977 and the Water Quality Act of 1987), the Resource Conservation and Recovery Act of 1965 (as amended by the Hazardous and Solid Waste Amendments of 1984), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986), the Hazardous Materials Transportation Act, the Toxic Substances Control Act, and the Federal Insecticide, Fungicide & Rodenticide Act, all as in effect on the Closing Date or, with respect to the representations and warranties, in effect on the date hereof. Such compliance includes, but is not limited to (i) the possession by Silver Butte of all permits and other governmental authorizations required under all applicable Environmental Laws and compliance with the terms and conditions thereof, and (ii) compliance relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. "Hazardous Materials" means any hazardous or toxic substance regulated or subject to cleanup authority under any Environmental Laws.

     2. Silver Butte has received no notice from any governmental authority or third party alleging that Silver Butte is not in compliance with Environmental Laws, and there are no circumstances that may prevent or interfere with material compliance in the future. Silver Butte has made available to Quantum all material information that is in the possession of or reasonably available to Silver Butte regarding environmental matters pertaining to the environmental conditions of properties owned or leased by Silver Butte. To the best of the knowledge of Silver Butte, there have been no releases of any Hazardous Materials, pollutants, or contaminants on, or from the real property or leased property of Silver Butte that could subject the other parties to this Agreement to liability under any Environmental Laws.

     p. SEC Compliance. Silver Butte is current on the filing of all required forms, reports and documents with the Securities and Exchange Commission (the "SEC"), each of which has complied in all material respects with all applicable rules of the Securities Act of 1933, as amended ("the Securities Act") , and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports and documents were filed and do not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Furthermore, all securities issuances by Silver Butte have been made in full compliance with all applicable federal and state securities law.

     q. Full Disclosure. None of the foregoing representations and warranties and no document furnished by or on behalf of Silver Butte to Quantum and the Quantum Shareholders in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the capital stock of Silver Butte seeking full information as to Silver Butte and its properties, businesses and affairs. Except for those matters disclosed in this Agreement, there are no facts related to the business not disclosed in this Agreement which, if learned by the other parties hereto, might reasonably be expected to materially diminish their evaluation of the worth or profitability of the Business or which, if learned by the other parties hereto, might reasonably be expected to deter them from completing the transactions contemplated by this Agreement on the terms of this Agreement.

     r. Capitalization. The corporation is currently capitalized at 10,000,000 authorized shares of common stock, par value US$0.05, with 8,485,415 shares of common stock issued and outstanding as of the date of this Agreement, and the corporation has no stock options, warrants or rights outstanding or exercisable by any party.

     s. Tax Matters. The following terms, as used herein, have the following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (1) Tax Representations and Warranties. Silver Butte represents and warrants to the other parties to this Agreement that:

     (a) Silver Butte has filed all Tax Returns required to be filed and no Taxes are currently due. All such Tax Returns were complete and correct in all respects. No portion of any Tax Return that relates to the operation of Silver Butte has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the knowledge of Silver Butte, threatened. There are no liens for taxes upon the assets. Silver Butte does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. Silver Butte does not have any liability for the taxes of any person (other than Silver Butte) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise. No portion of the purchase price is subject to any tax withholding provision of federal, state, local or foreign law.

     (b)  Silver  Butte  does  not  have  employees,   independent  contractors,
     creditors or other third parties for whom Taxes are required to be withheld.

     (c) No state of facts exists or has existed that would constitute grounds for the assessment against Quantum or the Quantum Shareholders, whether by reason of transferee liability or otherwise, of any liability for any tax of anyone other than Quantum and the Quantum Shareholders.

     (d) Silver Butte has no tax liability for the Pre-Closing Tax Period.

     (e) Silver Butte has received no revenue upon which an assessment for taxes could be based.

     (2) Tax Cooperation; Allocation of Taxes.

     (a) Any transfer, documentary, sales, use or other tax assessed upon or with respect to the transfer of the capital stock of Quantum to Silver Butte and any recording or filing fees with respect thereto shall be the responsibility of Silver Butte.

     (b) Silver Butte and Quantum shall file all required tax returns and shall not make any inconsistent written statements or take any inconsistent position on any tax return, in any refund claim, during the course of any U.S. Internal Revenue Service ("IRS") audit or other tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.

     11. Representations and Warranties of Quantum and the Quantum Shareholders As To Quantum. As a material inducement to entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that Silver Butte is entering into this Agreement in reliance upon the representations and warranties of Quantum and the Quantum Shareholders set out in this Section 11, Quantum and the Quantum Shareholders represent and warrant to Silver Butte as follows with regard to Quantum:

     a. Incorporation and Power. Quantum is a corporation incorporated and validly existing under the laws of the State of Idaho. Quantum has sent to the appropriate authorities all annual returns and financial statements required to be sent under the laws of the jurisdiction of its incorporation. Quantum has the corporate power and authority and is qualified to own and dispose of its Assets. No act or proceeding has been taken by or against Quantum in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Quantum.

     b. Due Authorization. Quantum has the corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of Quantum and its shareholders.

     c. Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of Quantum, enforceable against Quantum in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors or others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. Quantum is not an insolvent person and will not become an insolvent person as a result of the Closing.

     d. Title to Assets. Quantum has good and marketable title to all of its assets, free and clear of any and all liens, except for the liens set forth in Exhibit "G" which shall be attached hereto prior to the Closing Time. The assets are sufficient to permit the continued operation of the business in substantially the same manner as conducted in the year ended on the date of this Agreement. Other than this Agreement, there is no agreement, option or other right or privilege outstanding in favor of any person for the purchase from Quantum of the business or of any of the assets out of the ordinary course of business.

     e. Material Contracts. Quantum is not a party to any material contracts, except as set forth in Exhibit "H", which shall be attached hereto prior to the Closing Time.

     f. Consents and Approvals. Except for shareholder approval, all the consents and approvals necessary for Quantum to execute this Agreement and complete the contemplated transactions have been obtained. Except for the consents and approvals set forth herein, no consent or approval of any person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit Quantum to carry on the business after the closing as the business is currently carried on by Quantum.

     g. Notices. Except for shareholder meeting notice, no prior notice is required to be delivered to any person in connection with the execution and delivery of this Agreement and the completion of the transaction memorialized by this Agreement.

     h. Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Quantum and the completion (with any required consents and approvals and notices) of the transaction memorialized by this Agreement do not and will not result in or constitute any of the following:

     1. A default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or bylaws of Quantum or of any contract or license or permit;

     2. An event which, pursuant to the terms of any contract or license or permit, causes any right or interest of Quantum to come to an end or be amended in any way that is detrimental to Quantum or entitles any other person to terminate or amend any such right or interest;

     3.   The creation or imposition of any lien on any asset; or

     4.   The  violation  of  any  applicable  law  applicable  to or  affecting
          Quantum.

     i. Litigation. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or threatened by or against Quantum related to Quantum or the transactions contemplated by this Agreement; and, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.

     j. Financial Statements. The financial statements of Quantum heretofore provided to Silver Butte are true and accurate, to the best of the knowledge of Quantum and the Quantum Shareholders, after due inquiry and investigation. Quantum being a new corporation, no tax returns have been filed.

     k. Brokerage Fees. No brokerage fees are being paid or are obligated to be paid to any third party as a result of the transaction.

     l.  Operating  and  Maintenance  History.   Quantum  being  a  newly-formed
     corporation, it has not provided to Silver Butte any operating and maintenance history of Quantum.

     m. Compliance with Applicable Laws. To the best of its knowledge, Quantum has operated and is operating in compliance with applicable laws.

     n. Subsidiaries. Quantum has no subsidiaries.

     o. Environmental Compliance. To the best of the knowledge of Quantum, after due inquiry and investigation:

     1. Quantum is in compliance with all Environmental Laws. "Environmental Laws" shall mean federal or state laws or regulations relating to pollution, or the protection of human health or the environment, including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act (as amended by the Clean Water Act of 1977 and the Water Quality Act of 1987), the Resource Conservation and Recovery Act of 1965 (as amended by the Hazardous and Solid Waste Amendments of
          1984), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986), the Hazardous Materials Transportation Act, the Toxic Substances Control Act, and the Federal Insecticide, Fungicide & Rodenticide Act, all as in effect on the Closing Date or, with respect to the representations and warranties, in effect on the date hereof. Such compliance includes, but is not limited to (i) the possession by Quantum of all permits and other governmental authorizations required under all applicable Environmental Laws and compliance with the terms and conditions thereof, and (ii) compliance relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. "Hazardous Materials" means any hazardous or toxic substance regulated or subject to cleanup authority under any Environmental Laws.

     2. Quantum has received no notice from any governmental authority or third party alleging that Quantum is not in compliance with Environmental Laws, and there are no circumstances that may prevent or interfere with material compliance in the future. Quantum has made available to Silver Butte all material information that is in the possession of or reasonably available to Quantum regarding environmental matters pertaining to the environmental conditions of properties owned or leased by Quantum. To the best of its knowledge, there have been no releases of any Hazardous Materials, pollutants, or contaminants on, or from the real property or leased property of Quantum that could subject the other parties to this Agreement to liability under any Environmental Laws.

     p. Full Disclosure. None of the foregoing representations and warranties and no document furnished by or on behalf of Quantum to Silver Butte in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the capital stock of Quantum seeking full information as to Quantum and its properties, businesses and affairs. Except for those matters disclosed in this Agreement, there are no facts related to the business not disclosed in this Agreement which, if learned by Silver Butte, might reasonably be expected to materially diminish its evaluation of the worth or profitability of the business or which, if learned by Silver Butte, might reasonably be expected to deter them from completing the transactions contemplated by this Agreement on the terms of this Agreement.

     q. Capitalization. The corporation is currently capitalized at 10,000,000 authorized shares of common stock, no par value, with 1,000,000 shares of common stock issued and outstanding as of the date of this Agreement, and the corporation has no stock options, warrants or rights outstanding or exercisable by any party.

     r. Tax Matters. The following terms, as used herein, have the following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Post-Closing Tax Period" means any Tax period (or portion thereof) ending after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (1) Tax Representations and Warranties. Quantum represents and warrants to the other parties to this Agreement that:

     (a) Quantum, being a newly-formed corporation has not yet been required to and has not yet filed any tax returns. Quantum is not currently the beneficiary of any extension of time within which to file its tax returns for the most recent fiscal year, and Quantum has not waived any statute of limitation with respect to any tax or agreed to any extension of time with respect to a tax assessment or deficiency. There are no liens for taxes upon the assets. Quantum does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. Quantum does not have any liability for the taxes of any person (other than Quantum) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise. No portion of the purchase price is subject to any tax withholding provision of federal, state, local or foreign law.

     (b) Quantum has no employees, independent contractors, creditors or other third parties for whom taxes are required to be withheld.

     (c) No state of facts exists or has existed that would constitute grounds for the assessment against Silver Butte, whether by reason of transferee liability or otherwise, of any liability for any tax of anyone other than Silver Butte.

     (d) Quantum has no tax liability for the Pre-Closing tax period.

     (e) Quantum has received no revenue in the current fiscal year upon which an assessment for taxes could be based.

     (2) Tax Cooperation; Allocation of Taxes.

     (a) Any transfer, documentary, sales, use or other taxes assessed upon or with respect to the transfer of the capital stock of Silver Butte to the Quantum Shareholders and any recording or filing fees with respect thereto shall be the responsibility of Silver Butte.

     (b) Silver Butte and Quantum shall file all required tax returns and shall not make any inconsistent written statements or take any inconsistent position on any tax return, in any refund claim, during the course of any U.S. Internal Revenue Service ("IRS") audit or other tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.

     12. Representations of Quantum and Each of the Principal Quantum Shareholders As To The Quantum Shareholders. Quantum and each of the Quantum Shareholders, individually, represent as a material part of this transaction that, to the best of Quantum's and such Quantum Shareholder's knowledge and, where applicable, the knowledge of its officers, directors, agents, attorneys and solicitors:

     (a) Each of the Quantum Shareholders owns the number of shares of the capital stock of Quantum set forth in Exhibit "A" attached hereto, which ownership is free and clear of all encumbrances or claims of any third parties whatsoever.

     (b) If any Quantum Shareholder is other than an individual, that it has full right, power, legal capacity and authority to enter into this Agreement and the contemplated transaction, and this Agreement shall constitute a valid and binding obligation of the Quantum Shareholder enforceable in accordance with the terms hereof.

     (c) Such Quantum Shareholder has all necessary legal authority to own its assets and to carry on its business as now conducted by it, and, if applicable, it is registered as required and in good standing with respect to the filing of annual returns under the laws of all jurisdictions in which its failure to so register would have an adverse effect on its rights and obligations under this Agreement.

     (d) Each Quantum Shareholder has been advised to seek his/her/its own professional advice regarding the transactions contemplated by this Agreement and is relying upon his/her/its own counsel regarding this transaction and not on the counsel of any other party hereto, including Silver Butte or Quantum.

     13. Costs of Transaction. Except where expressly stated otherwise herein, each party shall bear its own costs and expenses of entering into the transaction, including, but not limited to, travel, lodging, meals, salaries, commissions, attorneys' fees, accountants' fees, other professional fees, regulatory fees, and taxes.

     14. Rights Upon Breach of Agreement. The parties hereto agree and acknowledge that the breach of any portion of this Agreement will cause irreparable harm and significant injury to the non-breaching party which may be difficult to ascertain. Accordingly, and in addition to all other remedies available to the parties in equity and at law, the non-breaching party shall have the right to obtain injunctive relief, both temporary and permanent, enjoining any breach of this Agreement. Nothing herein contained is intended to nor shall it limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other parties for a breach or threatened breach of any provision hereof, it being the intention by this paragraph to make clear the agreement of the parties that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

     15. Notices. All notices, consents and demands under this Agreement shall be in writing and may be delivered personally, sent by telegram, telex, air courier or facsimile or may be forwarded by first class pre-paid registered or certified mail to the address for each party set forth above, or to such address as each party may from time to time specify by notice. Any such notice shall be deemed to have been given and received on the business day next following the date of delivery.

     16. Grammatical Construction. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, the singular number includes the plural, and words importing persons shall include firms or corporations and vice versa. The terms "$" and "US$" shall mean United States Dollars.

     17. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, all of which together shall constitute one and the same instrument and when so signed shall be deemed to bear the date first written above.

     18. Choice of Law, Jurisdiction and Venue. This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Idaho, United States of America. In the event of any dispute, the parties agree that good faith efforts shall be made to resolve the dispute through voluntary mediation or arbitration. In the event of court action in relation to this Agreement, exclusive original jurisdiction and venue shall lie with the District Court for the District of Idaho which is responsible for the County of Bonneville, State of Idaho.

     19. Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall for any reason or to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not in any manner affect or render invalid or unenforceable the remainder of this
Agreement, and the application of that provision to other persons or circumstances shall not be affected but, rather, shall be enforced to the extent permitted by law.

     20. Warranty of Authority. The persons executing and delivering this Agreement on behalf of the parties represent and warrant that each of them is duly authorized to do so and that the execution of this Agreement is the lawful and voluntary act of the parties.

     21. Assignability. Neither this Agreement, nor any rights or obligations conferred hereunder, may be assigned in whole or in part by either party without obtaining the prior written consent of the other party.

     22. Time; Waiver Of Breach. It is agreed by the parties that time is of the essence to this Agreement. The failure of either party to enforce for any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

     23. Force Majeure. In the event that the parties shall be prevented from performing any of the obligations hereunder by reason of labor disturbances, shortage of labor or equipment, strikes, lockouts, other industrial disturbances, inability to obtain transportation, failure of title, act of God, act of a public enemy, war, blockade, riot, insurrection, disaster, lightning, fire, storm, flood, inclement weather, explosion, litigation, restraining orders, injunctions, or orders of courts or government agencies, or any law, regulations, restrictions, or actions or inactions of governmental agencies, or on account of any eventuality or condition, whether enumerated or not, beyond the reasonable control of such party, including state, federal, or local safety or environmental statutes or regulations, the parties' obligations hereunder shall abate during the period of such conditions, but only to the extent that the parties are prevented, by reason of such conditions, from complying with the requirements set forth in this Agreement within the appropriate times. The parties agree that the time within which such compliance is required shall automatically be extended for the length of time during which the condition prevails.

     24. Indemnification. Each party hereto shall defend, indemnify and hold harmless each and every other party hereto and their employees, agents, representatives, and advisors from any and all claims, liabilities, judgments, penalties, losses, costs, damages and expenses (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

     (a) Any breach of any representation or warranty made in this Agreement or any related documents by the indemnifying party;

     (b) Any breach of any covenant, agreement or undertaking made in this Agreement or any related documents by the indemnifying party;

     (c) Any fraud or willful misconduct by the indemnifying party in connection with this Agreement or any related documents.

     25. Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

     26. Modification of Agreement. It is expressly understood and agreed by and between the parties hereto that this Agreement may be modified only by a written instrument, which written instrument must be signed by all of the parties to this Agreement.

     27. Entire Agreement. All of the terms and conditions of this Agreement between the parties are contained herein, and NO REPRESENTATIONS OR INDUCEMENTS HAVE BEEN MADE OTHER THAN THOSE SPECIFICALLY SET FORTH, WITH THE SOLE EXCEPTION OF THE SHARE VOTING AGREEMENT BETWEEN THE PRINCIPAL Quantum SHAREHOLDERS AND THE Silver Butte PARTICIPATING SHAREHOLDERS AS REFERRED TO HEREIN.

     28. Termination.

          (a) This Agreement may be terminated:

               (1) Prior to the Closing by Silver Butte if (i) there is a material breach of any covenant or obligation of Quantum or the Quantum Shareholders or (ii) Silver Butte reasonably determines that the timely satisfaction of any condition set forth in Section 2 has become impossible (other than as a result of any failure on the part of Silver Butte to comply with or perform any covenant or obligation of Silver Butte set forth in this Agreement);

               (2) Prior to the Closing by Quantum if (i) there is a material breach of any covenant or obligation of Silver Butte or (ii) Quantum reasonably determines that the timely satisfaction of any condition set forth in Section 2 has become impossible (other than as a result of any failure on the part of Quantum to comply with or perform any covenant or obligation of Quantum set forth in this Agreement);

               (3) By either Silver Butte or Quantum if the Closing has not taken place on or before September 30, 2002 (other than as a result of any failure on the part of such party seeking termination to comply with or perform any covenant or obligation of said party set forth in this Agreement);

               (4)  By the mutual consent of Silver Butte and Quantum.

          (b)  If Silver Butte wishes to terminate  this  Agreement  pursuant to
               Section 28, Silver Butte shall deliver to Quantum a written notice stating that Silver Butte is terminating this Agreement and setting forth a brief description of the basis on which Silver Butte is terminating this Agreement. If Quantum wishes to terminate this Agreement pursuant to Section 28, Quantum shall deliver to Silver Butte a written notice terminating this Agreement and setting forth a brief description of the basis on which this Agreement is terminated.

          (c) If this Agreement is terminated pursuant to Section 28, all further obligations of the parties under this Agreement shall automatically terminate; provided, however, that none of the parties shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement.

     29. Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto are deemed to have executed this instrument the day and year first above written.

QUANTUM TECHNOLOGY GROUP, INC.:

By: /s/Liem T. Nguyen
       Liem T. Nguyen, President


ATTEST:

By: /s/Thomas M. Harrison, II
      Thomas M. Harrison II, Secretary

               (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

THE SHAREHOLDERS OF QUANTUM:

/s/Aaron L. Charlton                        /s/Joyce L. Charlton
--------------------                        --------------------
Aaron L. Charlton                           Joyce L. Charlton


/s/Donald L. Delaney                        /s/Michael Delaney
--------------------                        ------------------
Donald L. Delaney                           Michael Delaney


/s/Robert L. Delaney                        /s/Shirley Delaney
--------------------                        ------------------
Robert L. Delaney                           Shirley Delaney


/s/Stephen T. Ellis                         /s/Mary K. Ellis
-------------------                         ----------------
Stephen T. Ellis                            Mary K. Ellis


/s/Thomas M. Harrison II                    /s/David Maynard
------------------------                    ----------------
Thomas M. Harrison II                       David Maynard


/s/Liem T. Nguyen                           /s/Brett Rodli
-----------------                           --------------
Liem T. Nguyen                              Brett Rodli


/s/David Rodli                              /s/Suong T. Vu
--------------                              --------------
David Rodli                                 Suong T. Vu


SILVER BUTTE MINING COMPANY:

By: /s/Terry McConnaughey
       Terry McConnaughey, President


ATTEST:

By: /s/Robert J. Evans
      Robert J. Evans, Secretary

                   EXHIBIT "A" - LIST OF QUANTUM SHAREHOLDERS

                                                                         page 1

Name And Address            Quantum Share Holding  Silver Butte Shares Allocated
----------------            ---------------------  -----------------------------
Aaron L. Charlton           70,000                 3,500,000
c/o David Rodli Law Offices
2001 S. Russell
Missoula, MT 59801
SSN: ###-##-####

Joyce L. Charlton           50,000                 2,500,000
c/o David Rodli law Offices
2001 S. Russell
Missoula, MT 59801
SSN: ###-##-####

Donald L. Delaney           90,000                 4,500,000
P. O. Box 400
Missoula, MT 59806
SSN:

Michael Delaney             20,000                 1,000,000
601 Simons Dr.
Missoula, MT 59803
SSN: ###-##-####

Shirley O. Delaney          10,000                   500,000
601 Simons Dr.
Missoula, MT 59803
SSN: ###-##-####

Robert L. Delaney           120,000                 6,000,000
414 E. Crestline Dr.
Missoula, MT 59803
SSN: ###-##-####

Stephen T. Ellis &          100,000                 5,000,000
Mary K. Ellis, JTROS
4895 Loma Circle
Idaho Falls, ID 83406
SSN: ###-##-####



                                                                          page 2

Thomas M. Harrison II       100,000                5,000,000
2971 E. 97th S.
Idaho Falls, ID 83406
SSN: ###-##-####

David Maynard               20,000                 1,000,000
4022 South Ave. W. #12
Missoula, MT 59804
SSN: ###-##-####

Liem T. Nguyen              360,000                18,000,000
376 East 11th St.
Idaho Falls, ID 83404
SSN: ###-##-####

Brett Rodli                 1,000                    50,000
4800 Maritsa Court #1
Missoula, MT 59803
SSN: ###-##-####

David Rodli                 19,000                   950,000
6180 St. Thomas Dr.
Missoula, MT 59803
SSN: ###-##-####

Suong T. Vu                 40,000                 2,000,000
376 East 11th St.
Idaho Falls, ID 83404
SSN: ###-##-####


                                  EXHIBIT "B" -
          TRANSFER OR ENCUMBRANCE OF ASSETS OR INCURRING OF ADDITIONAL
                     DEBT SINCE LETTER OF INTENT BY QUANTUM


None.

                                   EXHIBIT "C"
          TRANSFER OR ENCUMBRANCE OF ASSETS OR INCURRING OF ADDITIONAL
                  DEBT SINCE LETTER OF INTENT BY SILVER BUTTE


There will be a number of debts incurred in the process of moving forward in the proposed merger between Silver Butte and Quantum, such as attorney's fees, printing, mailing, audit, and all other expenses incurred as out-of-the-pcoket, phone bills, vehicle mileage and etc.

It is impossible to set a dollar amount at this time, as we have no good information to make a statement from.

Silver Butte has and will be making an honest effort to keep all costs reasonable and prudent.

                                   EXHIBIT "D"
                    LIST OF ASSETS AND LIABILITIES OF QUANTUM

The only asset of Quantum at the time of closing shall be the License Agreement for the Gator Communicator Model IV for the territory of the United States of America.

No liabilities exist as a charge against the assets of Quantum except trade accounts payable in a sum not exceeding $1,000.00.

                                   EXHIBIT "E"
                 LIST OF ASSETS AND LIABILITIES OF SILVER BUTTE

See attached Silver Butte Mining Company condensed balance sheet from SEC 10-QSB for quarter ending 5/31/02

                                   EXHIBIT "F"
                   LIST OF MATERIAL CONTRACTS OF SILVER BUTTE

Silver Butte has only one ongoing contract at this time.

Columbia Stock Transfer Co.                          $400-$500 per yr.***


*** The amount of the contract varies depending on the volume of share processed and the number of shareholders involved.

                                   EXHIBIT "G"
                     LIST OF LIENS AGAINST ASSETS OF QUANTUM


No liens exist against the assets of Quantum.

                                   EXHIBIT "H"
                      LIST OF MATERIAL CONTRACTS OF QUANTUM

The only material contract that will be in existence at closing, the existence of which is a condition of closing, shall be the License Agreement for the Gator Communicator Model IV for the territory of the United States of America.